Exhibit 99.1

Natural Gas Services Group, Inc. Announces the Addition of
a New Director to its Board of Directors

Midland, Texas, October 30, 2023 (GLOBE NEWSWIRE) -- Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression equipment and services to the energy industry, announced today the appointment of energy industry veteran Georganne Hodges to its Board of Directors, effective October 26, 2023.

In connection with the appointment, the Company increased the size of its Board from five to six. Ms. Hodges will join the class of directors whose term is set to expire at the 2025 annual meeting of shareholders. She will also immediately join the Company’s Audit Committee.

“We are pleased to welcome Georganne as a director,” said Company Chairman and Interim Chief Executive Officer Stephen C. Taylor. “Given her industry background, financial expertise, and public board experience we feel she will be an extremely valuable member of our Board.”

Ms. Hodges added, "I'm thrilled to join the Board of Directors at Natural Gas Services, Inc. This is an incredible team with valuable assets driving essential work in the oil and natural gas industry. The potential for growth and innovation are exciting and I'm eager to bring my experience and energy to the table.”

Ms. Hodges has more than 30 years of wholesale and retail energy experience, including national public accounting firm experience and extensive experience across the energy industry value chain. She was most recently Executive Vice President of Supply, Trading & Logistics at Motiva Enterprises, LLC, until January 2023. Prior to joining Motiva, she held the position of CFO with Spark Energy, where she successfully completed the company’s initial public offering as well as several acquisitions. She also held the position of CFO with Direct Energy, as well as other senior financial roles since beginning her career with Arthur Andersen in 1987. Since March 2023, she has served as a member of the board of directors and Audit Committee of PBF Energy (NYSE:PBF). Since 2022, she has served as a member of the board of directors of BWC Terminals LLC, where she serves on the Audit Committee and the Nominating and Corporate Governance Committee. Beginning in May 2021, she served as a member of the board of directors of TransAlta Renewables Inc. (formerly (TSX: RNW)) where she was the Chair of the Audit Committee until her resignation from the Board in early October 2023 in connection with an acquisition of that company. Ms. Hodges holds a BBA in Accounting and Finance from the Hankamer School of Business at Baylor University.

About Natural Gas Services Group, Inc. (NGS)

NGS is a leading provider of gas compression equipment, technology and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate strictly to historical or current facts are forward-looking and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For Additional Information

Investor Relations
(432) 262-2700
ir@ngsgi.com
www.ngsgi.com